Exhibit 99.1

BiovaxID® Lymphoma Vaccine-Induced T-Cell Immune Responses Complement Rituximab Induction Chemotherapy and Significantly Correlate with Overall Survival in Mantle Cell Lymphoma

TAMPA, FL and MINNEAPOLIS, MN – December 13, 2011 – Biovest International, Inc. (OTCQB: “BVTI”), a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (OTCQB: “ABPI”), announced that the National Cancer Institute (NCI) presented long-term (11-year) outcome data from its BiovaxID® Phase II clinical trial conducted in collaboration jointly with the NCI at the 2011 Annual Meeting of the American Society of Hematology (ASH 2011). The results (detailed in Abstract #2707), reported by a Senior Investigator from the NCI, demonstrated that vaccination with BiovaxID active immunotherapy following rituximab combination chemotherapy induced nearly universal immune responses which strongly correlated with overall survival (OS) in treated patients. These immune responses, moreover, primarily consisted of tumor-specific T-cell immune responses which complemented the effects of induction rituximab chemotherapy in a highly aggressive non-Hodgkin’s lymphoma, mantle cell lymphoma (MCL).

As part of the clinical development of BiovaxID, in 2000 the NCI commenced with this Phase II trial in MCL patients who received rituximab-combination chemotherapy (etoposide, vincristine, doxorubicin, cyclophosphamide, prednisone, rituximab; EPOCH-R) prior to vaccination with BiovaxID to determine the impact of severe B-cell depletion on vaccine-induced immune responses. With 122 months of median follow-up (n=26; range 111-132 months), the median overall survival in this study was 104 months. There was a significant association between T-cell immune responses (measured by anti-tumor, post-vaccine T-cell cytokine induction) and overall survival (p=0.015). The median overall survival in the patients failing to develop (or developing a below-median vaccine-induced T-cell response) was 79 months at the time of follow-up. The median has not yet been reached for those developing a high vaccine-induced T-cell immune response. At 105 months (8.75 years) of follow-up, 75% of the patients developing a high vaccine-induced T-cell immune response remained alive. In comparison, only 25% of patients failing to develop, or developing a reduced vaccine-induced T-cell response remained alive at this same time point.

Link to ASH abstract: http://ash.confex.com/ash/2011/webprogram/Paper40321.html

Biovest’s Senior Vice President, Product Development & Regulatory Affairs, Dr. Carlos F. Santos, Ph.D., stated, “These results conclusively demonstrate that BiovaxID vaccine consolidation engenders strong anti-tumor T-cell immune responses which correlate with long-term clinical benefit. As previously reported in our Phase III and Phase II clinical trials conducted with NCI, BiovaxID induced both B-cell and T-cell immune responses; this study demonstrates that the T-cell immune responses significantly correlated with overall survival. Moreover, the impact of this vaccine in providing benefit long-term highly encourages us, as tumor-specific T-cell immune responses arise independently from rituximab, which targets B-cells exclusively; indeed, these immune responses complement and extend the reach of rituximab therapy. The study further included numerous important internal controls: both specific and non-specific B-cell immune responses to vaccination were present following rituximab, but these did not seem to correlate with overall survival benefit, confirming again that only vaccine-induced T-cell immune responses mattered in improving outcomes. As the only specific T-cell activating therapy currently in development for non-Hodgkin’s lymphoma, BiovaxID offers an ideal complement to the current slate of anti-B-cell agents.”

According to Dr. Joseph Pantginis, Ph.D., Senior Biotechnology Analyst for Roth Capital Partners, “We also believe these data help to ‘debunk’ a notion that use of Rituxan® would preclude the use of BiovaxID since this is clear evidence that T-cells are being engaged.”

“These results provide long-term support for the exemplary safety and significant benefit demonstrated in three late-stage clinical studies of BiovaxID, including our Phase III controlled, randomized follicular lymphoma,” Dr. Santos reported. MCL is an aggressive B-cell subtype of non-Hodgkin’s lymphoma, an incurable form of blood cancer, for which there exists no consensus standard-of-care.

Biovest has started the process of conducting pre-filing clinical discussions with various regulatory agencies including Health Canada, the U.S. Food & Drug Administration (FDA) and the European Medicines Agency (EMA). These meetings relate to the Company’s plans to seek regulatory approval for BiovaxID for the treatment of follicular lymphoma, an indication for which Biovest has completed a Phase III study. The Phase II results reported at ASH are being presented at these regulatory meetings as supporting evidence, and Biovest expects to submit one or more formal applications seeking approval(s) in 2012.

About BiovaxID®

Biovest’s lead drug product is BiovaxID®, an autologous active immunotherapy (personalized cancer vaccine) for the treatment of certain B-cell subtypes of non-Hodgkin’s lymphoma, an incurable form of blood cancer. Over the past decade, two Phase II clinical trials and a Phase III clinical trial have demonstrated strong and cumulative evidence with regards to BiovaxID vaccination’s safety and efficacy. With regards to safety, all clinical trials to date demonstrate that BiovaxID vaccination is highly safe and poses a nearly vanishingly small toxicity risk relative to approved anti-lymphoma agents. Moreover, BiovaxID provides substantial and durable clinical efficacy with the Phase III clinical trial demonstrating that BiovaxID significantly improves disease-free survival in follicular lymphoma and the Phase II mantle cell lymphoma clinical trial demonstrating that BiovaxID induces strong idiotype-specific T-cell responses which strongly correlate with highly-statistically significant overall survival.

About Biovest International, Inc.

Biovest International, Inc. is an emerging leader in the field of active personalized immunotherapies. In collaboration with the National Cancer Institute, Biovest has developed a patient-specific, cancer vaccine, BiovaxID®, with three clinical trials completed, including a Phase III study, demonstrating evidence of safety and efficacy for the treatment of indolent follicular non-Hodgkin’s lymphoma.

Headquartered in Tampa, Florida with its bio-manufacturing facility based in Minneapolis, Minnesota, Biovest is publicly-traded on the OTCQB™ Market with the stock-ticker symbol “BVTI”, and is a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (OTCQB: “ABPI”).

Biovest International, Inc. Corporate Contact:

Douglas Calder, Vice President, Strategic Planning & Capital Markets

Phone: (813) 864-2558 / Email: dwcalder@biovest.com

For further information, please visit: http://www.biovest.com

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to statements about BiovaxID®, AutovaxID®, events occurring after dates hereof, and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Biovest to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Biovest undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.